EXHIBIT 99.1

Whitestone REIT Announces Third Quarter 2009 Results

HOUSTON, Nov. 10, 2009 (GLOBE NEWSWIRE) -- Whitestone REIT, a public, non-traded REIT that acquires, owns and operates Community Centered Properties(TM), which are visibly located properties in established or developing culturally diverse neighborhoods, today announced financial results for the three and nine months ended September 30, 2009.

Third Quarter and Nine Months Highlights

Corporate

 --  Operating revenues for the third quarter 2009 were $8.5 million, up 12% from $7.6 million for the same period in 2008, and up 4%
     from the second quarter 2009 revenue of $8.2 million. For the nine months ended September 30, 2009, operating revenues were
     $24.7 million, a 7% increase from $23.1 million over the same nine month period in 2008.

 --  Net income attributable to Whitestone REIT for the third quarter
     2009 was $0.6 million or $0.06 per diluted share, as compared to a loss of $0.2 million, or ($0.02) per diluted share, for the same period in 2008. For the nine months ended September 30,
     2009, net income attributable to Whitestone REIT was $0.6
     million, or $0.06 per diluted share as compared to $1.3 million, or $0.13 per diluted share, for the same period 2008. Net income attributable to Whitestone REIT for the three and nine months ended September 30, 2009 included a gain of $0.5 million and $0.3 million, respectively, from our insurance settlement related to
     Hurricane Ike. Net income attributable to Whitestone REIT for the nine months ended September 30, 2008 included a $0.24 per diluted share gain on the sale of two properties.

 --  Income from continuing operations for the third quarter 2009 was
     $0.9 million as compared to a loss of $0.3 million for the same period in 2008, an increase of approximately $1.2 million. For the nine months ended September 30, 2009, income from continuing operations was $1.0 million as compared to a loss of $1.4 million for the same period in 2008, an increase of approximately $2.4 million. The 2008 nine month period included approximately $1.5 million in legal fees related to the settlement of litigation with our former CEO and former external manager. The first nine months of 2009 included the insurance settlement related to
     Hurricane Ike which was offset by restricted share based
     compensation that was not applicable during 2008.

 --  Funds From Operations ("FFO")(1) were $2.5 million, or $0.16 per diluted share, for the third quarter 2009, up $1.3 million from
     $1.2 million, or $0.08 per diluted share, for the same period in
     2008. FFO for the nine months ended September 30, 2009 totaled
     $5.7 million or $0.36 per diluted share, up $2.8 million, as compared to $2.9 million, or $0.19 per diluted share for the same period in 2008. The increase in FFO for 2009 as compared to the same periods during 2008 is primarily the result of: (1)
     increased property net operating income; (2) the insurance settlement related to Hurricane Ike in 2009 and (3) significant reductions in legal expenses due to the settlement of litigation with our former CEO and former external manager in mid 2008.

 --  Total distributions paid to common shareholders of Whitestone
     REIT and owners of limited partnership units in Whitestone REIT
     Operating Partnership, LP were $1.8 million in the third quarter of 2009, as compared to $2.2 million for the same period in 2008 due to a 25% dividend reduction in the dividend per share in
     October 2008. For the nine months ended September 30, 2009, distributions totaled $5.2 million, as compared to $7.0 million during the same period in 2008. Dividends of $0.0375 per share or unit were paid on October 6, 2009 and November 4, 2009. The
     Company has declared and will pay a dividend of $0.0375 per share or unit on or about December 4, 2009. The next dividend
     declaration will be in late December 2009 for dividends payable in the January to March 2010 period.

Property Performance

 --  As of September 30, 2009, the Company owned 36 commercial properties located in five dynamic markets: Houston, Dallas, San
     Antonio, Phoenix and Chicago.

 --  As of September 30, 2009, the properties were 82% occupied, a decrease of four percentage points from September 30, 2008, when occupancy was 86%.

 --  Net operating income ("NOI")(2) was $5.2 million for the third quarter 2009, up $0.9 million or 21% as compared to $4.3 million for the same quarter in 2008. Third quarter 2009 NOI increased
     $0.3 million or 6% from the second quarter of 2009. Revenues increased 3% while expenses decreased 0.1% in the third quarter
     2009 compared to the second quarter 2009. On a year-to-date basis, 2009 NOI increased 10% compared to the first nine months of 2008. Revenues increased 7% while expenses increased 2%
     compared to the first nine months of 2008.

 --  During the nine months ended September 30, 2009, 196 new and renewal leases totaling 500,000 square feet of leasable area and
     $18.3 million in total lease value were completed.

 --  Annualized rent per occupied square foot increased to $13.78 for the third quarter 2009 as compared to $12.01 for the same period in 2008, an increase of 15%.

Strong Balance Sheet: Positioned for Opportunity

 --  Total real estate assets on a cost basis were $192 million at
     September 30, 2009 and $180 million at December 31, 2008. The
     Company had total debt outstanding of $102 million at September
     30, 2009 as compared to $100 million at December 31, 2008. The
     Company has no debt maturities in the near future with all of its debt maturing between 2013 and 2015.

 --  For the quarter ended September 30, 2009, the Company's weighted average interest rate on debt was 5.4% as compared to 6.8% for the same period in 2008. As of September 30, 2009, 15 of the
     Company's 36 owned properties were unencumbered by debt.

Operating Portfolio Statistics

 --  Whitestone is a vertically integrated, self managed real estate investment trust.

 --  As of September 30, 2009, the Company owned 36 commercial properties containing approximately 3 million square feet of leasable area.

 --  As of September 30, 2009, the Company had 731 tenants offering goods and services that are in demand within their local
     community, with lease spaces ranging in size from 500 to 55,000 square feet. No single tenant accounts for more than 3% of the
     Company's annualized base rent and only one tenant contributes more than 2%, protecting the Company from any single tenant credit issue.

Redevelopment

 --  As of September 30, 2009, the Company had invested approximately
     $2 million in redevelopment of its previously announced $35 million program to redevelop Community Centered Properties within the portfolio. It expects to fund the remaining redevelopment projects from cash flow, issuance of debt and equity and proceeds from the sale of properties that do not fit its strategy.

James C. Mastandrea, Chairman and CEO, stated, "Whitestone continues to operate its small tenant Community Centered Property strategy resulting in solid and increasing financial results, even during the most difficult of economic times, when bank debt is not available, and many big-box tenants are filing bankruptcy." He further stated, "Our people continue as a team to meet or exceed expectations."

Supplemental Financial Information

Further details regarding Whitestone REIT's results of operations, properties, and tenants can be accessed at the Company's web site at www.whitestonereit.com.

            Reconciliation of Non-GAAP Financial Measures
                            (in thousands)

                               Three Months Ended    Nine Months Ended
                                  September 30,        September 30,
                               ------------------   ------------------
                                 2009      2008       2009      2008
                               --------  --------   --------  --------

 FUNDS FROM OPERATIONS ("FFO")

 Net income (loss)
  attributable to
  Whitestone REIT              $    601  $   (173)  $    627  $  1,290
  Depreciation and
   amortization of real
   estate assets (1)              1,592     1,462      4,688     4,414
  Loss (gain) on sale or
   disposal of assets (1)             5        37         58    (3,482)
  Net income (loss)
   attributable to
   noncontrolling interests         329      (112)       343       725
                               --------  --------   --------  --------
 FFO                           $  2,527  $  1,214   $  5,716  $  2,947
                               ========  ========   ========  ========

 (1) Including amounts for discontinued operations

 NET OPERATING INCOME ("NOI")

 Net income (loss)
  attributable to
  Whitestone REIT              $    601  $   (173)  $    627  $  1,290
  General and
   administrative expense         1,549     1,100      4,603     5,233
  Depreciation and
   amortization                   1,741     1,912      5,159     5,259
  Involuntary conversion           (489)       14       (299)       14
  Interest expense                1,437     1,508      4,335     4,335
  Interest income                    (8)      (30)       (30)     (154)
  Provision for income
   taxes                             55        53        166       163
  Loss on disposal of
   assets                             5        37         58       137
  Loss from discontinued
   operations                        --        --         --       188
  Gain on sale of
   properties from
   discontinued operations           --        --         --    (3,619)
  Net income (loss)
   attributable to
   noncontrolling interests         329      (112)       343       725
                               --------  --------   --------  --------
 NOI                           $  5,220  $  4,309   $ 14,962  $ 13,571
                               ========  ========   ========  ========

About Whitestone REIT

Whitestone REIT is a fully integrated real estate company that seeks to own and operate Community Centered Properties, which are visibly located commercial properties in established or developing culturally diverse neighborhoods. Whitestone markets, leases and manages its properties to match tenants with the shared needs of surrounding neighborhoods. Headquartered in Houston, Texas and founded in 1998, the Company is internally managed with a portfolio of commercial properties in Texas, Arizona, and Illinois. For additional information about the Company, please visit www.whitestonereit.com.

Forward-Looking Statements

Statements included herein that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, which by their nature, involve known and unknown risks and uncertainties. The Company's actual results, performance or achievements could differ materially from those expressed or implied by these statements. Reference is made to the Company's regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company's performance.

(1) Funds From Operations ("FFO") -- The National Association of Real Estate Investment Trusts, Inc. ("NAREIT") defines FFO (April 2002 White Paper) as net income (computed in accordance with generally accepted accounting principles ("GAAP")) excluding gains (or losses) from sales of property plus real estate depreciation and amortization. FFO is a non-GAAP measure and does not replace net income as a measure of performance or net cash provided by operating activities as a measure of liquidity. We consider FFO to be a standard supplemental measure for equity real estate investment trusts ("REITs") because it (1) is the most common metric used by securities analysts, investors and other interested parties in comparing the relative performances of equity REITs, and (2) facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which historically assumes that the value of real estate assets diminishes predictably over time. Since real estate values have instead historically risen or fallen with market conditions, we believe that FFO more accurately provides investors an indication of our ability to incur and service debt, make capital expenditures and fund other needs.

(2) Net Operating Income ("NOI"), defined as real estate rental revenue less real estate expenses, is a non-GAAP measure. We provide NOI as a supplement to net income calculated in accordance with GAAP, and it should not be considered an alternative to net income as an indication of our operating performance. It is the primary performance measure we use to assess the results of our operations at the property level. NOI is calculated as net income, less non-real estate revenue and the results of discontinued operations (including gains on sale, if any), plus interest expense, depreciation and amortization, and general and administrative expenses.

CONTACT:  Whitestone REIT
          Anne Gregory, Asst. VP Marketing & Investor Relations
          713.827.9595, ext. 2213
          agregory@whitestonereit.com